Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-37791 and 33-81780) of Cambrex Corporation of our report dated June 13, 2007 relating to the financial statements and supplemental schedule of Cambrex Corporation Savings Plan, which appear in this Form 11-K for the years ended December 31, 2006 and 2005.
/s/ J.H. Cohn LLP
Roseland, New Jersey
June 13, 2007